                                                                     EXHIBIT 3.1

                             AMENDED AND RESTATED

                        CERTIFICATE OF INCORPORATION OF

                             PREVIEW TRAVEL, INC.



The undersigned, Kenneth Pelowski, hereby certifies that:

     1. He is the the duly elected President and Secretary, respectively, of Preview Travel, Inc., a Delaware corporation.

     2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on September 11, 1997.

     3. The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

                                  "ARTICLE I

     The name of this corporation is Preview Travel, Inc.

                                  ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

                                  ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware

                                  ARTICLE IV

     (a) This corporation is authorized to issue two classes of shares designated "Preferred Stock" and "Common Stock," respectively. The total number of shares which this corporation shall have authority to issue is Fifty-Seven Million Six Hundred Eighty-Four Thousand Five Hundred Thirty-Six (57,684,536). The number of shares of Preferred Stock authorized to be issued is Seven Million Six Hundred Eighty-Four Thousand Five Hundred Thirty-Six (7,684,536) and the number of shares of Common Stock authorized to be issued is Fifty Million (50,000,000), each with par value of $0.001 per share. The

Preferred Stock shall be issued in five series. The first series of Preferred Stock shall be designated Series A Preferred Stock and shall consist of Two Hundred Thirty-Six Thousand Two Hundred Fifty (236,250) shares with the rights, preferences, privileges and restrictions set forth in paragraph (b) below. The second series of Preferred Stock shall be designated Series B Preferred Stock and shall consist of Seven Hundred Ninety-Eight Thousand Four Hundred Ten (798,410) shares with the rights, preferences, privileges and restrictions set forth in paragraph (b) below. The third series of Preferred Stock shall be designated Series C Preferred Stock and shall consist of Nine Hundred Ninety-Nine Thousand Eight Hundred Seventy-Six (999,876) shares with the rights, preferences, privileges and restrictions set forth in paragraph (b) below. The fourth series of Preferred Stock shall be designated Series D Preferred Stock and shall consist of One Million Nine Hundred Fifty Thousand (1,950,000) shares with the rights, preferences, privileges and restrictions set forth in paragraph
(b) below. The fifth series of Preferred Stock shall be designated Series E Preferred Stock and shall consist of Two Million Seven Hundred Thousand (2,700,000) shares with the rights, preferences, privileges and restrictions set forth in paragraph (b) below.

     (b) A statement of the rights, preferences and privileges granted to or imposed on the Series A, Series B, Series C, Series D and Series E Preferred Stock and the holders thereof is as follows:

          (1)  Dividends.
               ---------

               (aa) The holders of outstanding Series A Preferred Stock shall be entitled to receive in any fiscal year, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends in cash at the rate of $0.12 per share of Series A Preferred Stock per annum, the holders of outstanding Series B Preferred Stock shall be entitled to receive, in any fiscal year, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends in cash at the rate of $0.12 per share of Series B Preferred Stock per annum, the holders of outstanding Series C Preferred Stock shall be entitled to receive, in any fiscal year, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends in cash at the rate of $0.168 per share of Series C Preferred Stock per annum, the holders of outstanding Series D Preferred Stock shall be entitled to receive, in any fiscal year, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends in cash at the rate of $0.252 per share of Series D Preferred Stock per annum, and the holders of outstanding Series E Preferred Stock shall be entitled to receive, in any fiscal year, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends in cash at the rate of $0.54 per share of Series E Preferred Stock per annum, before any cash dividend is paid on Common Stock. Such dividend or distribution may be payable annually or otherwise as the Board of Directors may from time to time determine. No dividend shall be declared with respect to any series of Preferred Stock unless a dividend is declared with respect to each series of outstanding Preferred Stock at a rate that is no less favorable to the Series A, Series B, Series C, Series D and Series E Preferred Stock than $0.12, $0.12, $0.168, $0.252 and $0.54 for each share of Series A, Series B, Series C, Series D and Series E Preferred Stock, respectively. Dividends or distributions (other than dividends payable solely in shares of Common Stock) may be declared and paid upon shares of Common Stock in any fiscal year of the corporation only if dividends shall have been paid on or declared and set apart upon all shares of Series A, Series B, Series C, Series D and Series E Preferred Stock at such annual rate; and no further dividends shall be paid to holders of shares of Series A, Series B, Series C, Series D or Series E Preferred Stock in excess of such annual rate in any fiscal year unless at the same time equivalent dividends are paid to holders of shares of Common Stock. The right to such dividends on shares of Preferred Stock shall not be cumulative and no right shall accrue to holders of shares of Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue interest.

               (bb) In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series A, Series B, Series C, Series D and Series E Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series A, Series B, Series C, Series D and Series E Preferred Stock were the holders of the number of shares of Common Stock of the corporation into which their respective shares of Series A, Series B, Series C, Series D and Series E Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

          (2)  Voting Rights.
               -------------

               (aa) General Voting Rights. Except as otherwise required by law
                    ---------------------
or as provided herein, each holder of shares of the Series A, Series B, Series C, Series D and Series E Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted on the record date for the vote or consent of shareholders and shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of the Series A, Series B, Series C, Series D and Series E Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of shareholders, except those matters required by law or by paragraph (b)(2)(bb) to be submitted to a class vote. Fractional votes by the holders of Series A, Series B, Series C, Series D and Series E Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A, Series B, Series C, Series D or Series E Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number.

                    In addition, as long as the shareholders to which the Series E Preferred Stock was first issued own at least sixty-six and two-thirds percent (66 2/3%) of the shares originally purchased by them, the holders of the Series E Preferred Stock shall be entitled, voting together as a separate class, to elect two (2) directors of this corporation at each annual election of directors. The holders of Preferred Stock and Common Stock voting together as a single class shall have the right to elect any remaining directors.

               (bb) Protective Provisions--Series D Preferred Stock. So long as
                    -----------------------------------------------
any shares of Series D Preferred Stock are outstanding, this corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority (except with respect to clause (iii) below, in which case the fraction required shall be at least two-thirds (2/3)) of the total number of shares of Series D Preferred Stock outstanding, voting separately as a class:

                    (i) amend or repeal any provision of, or add any provision to, the corporation's Certificate of Incorporation or Bylaws if such action would adversely affect the rights, preferences or privileges of the Series D Preferred Stock; or

                    (ii) authorize or issue, or obligate itself to issue, any other equity security senior to or on a parity with the Series D Preferred Stock as to dividend or redemption rights, liquidation preferences, conversion rights, voting rights or otherwise, or create any obligation or security convertible into or exchangeable for, or having any option rights to purchase, any such equity security which is senior to or on a parity with the Series D Preferred Stock; or

                    (iii) amend or repeal any provision of, or add any provision to, the corporation's Certificate of Incorporation or Bylaws if such action would change the rights, preferences or privileges of the Series D Preferred Stock (other than a change described in clause (ii) above), or increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock designated as Series D Preferred Stock.

               (cc) Protective Provisions--Series E Preferred Stock. So long as
                    -----------------------------------------------
any shares of Series E Preferred Stock are outstanding, this corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the total number of shares of Series E Preferred Stock outstanding, voting separately as a class:

                    (i) amend or repeal any provision of, or add any provision to, the corporation's Certificate of Incorporation or Bylaws if such action would adversely affect the rights, preferences or privileges of the Series E Preferred Stock; or

                    (ii) authorize or issue, or obligate itself to issue, any other equity security senior to or on a parity with the Series E Preferred Stock as to dividend or redemption rights, liquidation preferences, conversion rights, voting rights or otherwise, or create any obligation or security convertible into or exchangeable for, or having any option rights to purchase, any such equity security which is senior to or on a parity with the Series E Preferred Stock; or

                    (iii) amend or repeal any provision of, or add any provision to, the corporation's Certificate of Incorporation or Bylaws if such action would change the rights, preferences or privileges of the Series E Preferred Stock (other than a change described in clause (ii) above), or increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock designated as Series E Preferred Stock.

               (dd) Protective Provisions--Series D and Series E Preferred
                    ------------------------------------------------------
Stock. So long as any shares of Series D or Series E Preferred Stock are
-----
outstanding, this corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least two-thirds (2/3rds) of the total number of shares of Series D and Series E Preferred Stock outstanding, voting together as a class on an as-converted-to-Common Stock basis:

                    (i) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock of the corporation; or

                    (ii) effect any sale or other conveyance of more than 50% of the consolidated assets of the corporation, any consolidation or merger involving the corporation or any of its subsidiaries or any transaction in which more than 50% of the voting power of the corporation is disposed of; or

                    (iii) effect any liquidation, dissolution, reclassification, recapitalization or reorganization with respect to the corporation or any of its outstanding equity securities; or

                    (iv) pay or declare any dividend or distribution on, or redeem (other than pursuant to agreements with the holders thereof providing for repurchase of shares of Common Stock upon termination of employment with or services to the Corporation), any shares of Preferred Stock or Common Stock.

          (3)  Conversion.  The holders of the Series A, Series B, Series C,
               ----------
Series D and Series E Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               (aa) Right to Convert.
                    ----------------

                    (i) Each share of Series A, Series B, Series C, Series D and Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Series A, Series B, Series C, Series D and Series E Preferred Stock, into Common Stock. The number of shares of Common Stock into which each share of Series A Preferred Stock may be converted shall be equal to $2.00 divided by the Conversion Price for such series (as hereinafter defined), the number of shares of Common Stock into which each share of Series B Preferred Stock may be converted shall be equal to $2.00 divided by the Conversion Price for such series (as hereinafter defined), the number of shares of Common Stock into which each share of Series C Preferred Stock may be converted shall be equal to $2.80 divided by the Conversion Price for such series (as hereinafter defined), the number of shares of Common Stock into which each share of Series D Preferred Stock may be converted shall be equal to $4.20 divided by the Conversion Price for such series (as hereinafter defined), and the number of shares of Common Stock into which each share of Series E Preferred Stock may be converted shall be equal to $9.00 divided by the Conversion Price for such series (as hereinafter defined). The Conversion Prices for the Series A, Series B, Series C, Series D and Series E Preferred Stock shall initially be $2.00, $2.00, $2.80, $4.20 and $9.00, respectively, subject to adjustment as provided herein.

(The number of shares of Common Stock into which each share of Series A, Series B, Series C, Series D or Series E Preferred Stock may be converted is hereinafter referred to as the "Conversion Rate" for each such series.) Upon any decrease or increase in the Conversion Price or the Conversion Rate for a series, as described in this paragraph (b)(3), the Conversion Rate or Conversion Price for such series, as the case may be, shall be appropriately increased or decreased.

                    (ii) Each share of Series A, Series B, Series C, Series D and Series E Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate immediately upon the earlier of (A) consummation of the corporation's sale of Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to an underwritten firm commitment public offering, provided that the aggregate gross proceeds to the corporation, net of underwriting discounts and commissions, exceed $7,500,000, and the price to the public is at least $9.00 per share (subject to adjustment for stock splits, stock dividends, recapitalizations and the like) or (B) the date specified by written consent of at least 80% of the Series A, Series B, Series C, Series D and Series E Preferred Stock (voting together as a class) then outstanding.

                    (iii) No fractional shares of Common Stock shall be issued upon conversion of the Series A, Series B, Series C, Series D or Series E Preferred Stock and any shares of Series A, Series B, Series C, Series D or Series E Preferred Stock surrendered for conversion which would otherwise result in a fractional share of Common Stock shall be redeemed for the then fair market value thereof as determined by the corporation's Board of Directors, payable as promptly as possible whenever funds are legally available therefor. If more than one share of Series A, Series B, Series C, Series D or Series E Preferred Stock is surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock to be issued upon conversion shall be computed on the basis of the aggregate number of shares of Series A, Series B, Series C, Series D or Series E Preferred Stock so surrendered.

               (bb) Mechanics of Conversion. Before any holder of Series A,
                    -----------------------
Series B, Series C, Series D or Series E Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Series A, Series B, Series C, Series D and Series E Preferred Stock, and shall give written notice to the corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A, Series B, Series C, Series D or Series E Preferred Stock, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Except as set forth in paragraph (b)(3)(aa)(ii) above, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A, Series B, Series C, Series D or Series E Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the voluntary conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any Holder tendering said shares of Preferred Stock for conversion, be conditioned upon the closing of the sale of such securities to the underwriter pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to such closing.

               (cc) Adjustment of Conversion Rate for Combinations of Common
                    --------------------------------------------------------
Stock. In the event the corporation at any time or from time to time after the
-----
effective date of a written agreement by the corporation for the initial sale of Series E Preferred Stock (hereinafter referred to as the "Original Issue Date") effects a combination of its outstanding Common Stock into a lesser number of shares without a proportionate and corresponding combination of its outstanding Series A, Series B, Series C, Series D and Series E Preferred Stock, then and in each such event the Conversion Rate for the Series A, Series B, Series C, Series D and Series E Preferred Stock shall be decreased proportionately effective upon the close of business on the date of such combination.

               (dd) Adjustment of Conversion Rate for Splits, Subdivisions,
                    -------------------------------------------------------
Dividends, Distributions and Common Stock Equivalents.  In the event the
-----------------------------------------------------
corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights (hereinafter referred to as "Common Stock Equivalents") convertible into or entitling the holder thereof to receive additional shares of Common Stock without payment of any consideration by such holder for the additional shares of Common Stock or such Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then and in each such event the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents shall be deemed to be issued and outstanding as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date. In each such event the Conversion Rate for the Series A, Series B, Series C, Series D and Series E Preferred Stock shall be increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Rate for such series by a fraction,

                    (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding or deemed to be issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents; and

                    (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding or deemed to be issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however, (A) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate for such series shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Rate for such series shall be adjusted pursuant to this paragraph (b)(3)(dd) as of the time of actual payment of such dividends or distribution; (B) if such Common Stock Equivalents provide, with the passage of time or otherwise, for any decrease in the number of shares of Common Stock issuable upon conversion or exercise thereof, the Conversion Rate for such series shall, upon any such decrease becoming effective, be recomputed to reflect such decrease insofar as it affects the rights of conversion or exercise of the Common Stock Equivalents then outstanding; and (C) upon the expiration of any rights or conversion or exercise under any unexercised Common Stock Equivalents, the Conversion Rate for such series computed upon the original issue thereof shall, upon such expiration, be recomputed as if the only additional shares of Common Stock issued were the shares of such stock, if any, actually issued upon the conversion or exercise of such Common Stock Equivalents.

               (ee) Sale of Shares Below Conversion Price. If at any time after
                    -------------------------------------
the Original Issue Date, the corporation shall issue or sell any shares of Additional Stock (as defined below) without consideration or for a consideration per share that is less than the then existing Conversion Price for a series of Preferred Stock, then and in each such case, the Conversion Price for such series shall be adjusted to a price (calculated to the nearest cent) determined by multiplying such Conversion Price for such series by a fraction (1) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of shares of Additional Stock so issued would purchase if the purchase price per share were equal to the then existing Conversion Price for such series, and (2) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such shares of Additional Stock so issued or sold. For purposes of this subsection (ee) the shares of Common Stock issuable upon conversion of the Series A, Series B, Series C, Series D and Series E Preferred Stock and any other outstanding convertible securities of the corporation and upon exercise of options, warrants or other outstanding securities of the corporation, shall be deemed to be outstanding immediately prior to any such issue described above.

                    For the purpose of making an adjustment in the Conversion Price for a series of Preferred Stock as provided above, the consideration received by the corporation for any issue or sale of Additional Stock shall,

                    (1) to the extent it consists of cash, be computed at the net amount of cash received by the corporation after deduction of any expenses payable by the corporation and any underwriting or similar commissions, compensation, or concessions paid or allowed by the corporation in connection with such issue or sale;

                    (2) to the extent it consists of property other than cash, be computed at the fair market value of that property as determined in good faith by the corporation's Board of Directors; and

                    (3) if Additional Stock is issued or sold together with other stock or securities or other assets of the corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Stock.

                    If the corporation shall (1) grant any rights or options (other than rights or options issued to employees, officers, directors and consultants of the corporation pursuant to plans or arrangements approved by the Board of Directors of the corporation), to subscribe for, purchase, or otherwise acquire shares of Additional Stock, or (2) issue or sell any security convertible into shares of Additional Stock, then in each case, the price per share of Additional Stock issuable on the exercise of the rights or options or the conversion of the securities shall be determined by dividing the total amount, if any, received or receivable by the corporation as consideration for the granting of the rights or options or the issue or sale of the convertible securities, plus the minimum aggregate amounts of additional consideration payable (with the passage of time or otherwise) to the corporation on exercise or conversion of the securities, by the maximum number of shares of Additional Stock issuable (with the passage of time or otherwise) on the exercise or conversion.

                    If the price per share so determined is less than the then existing Conversion Price for a series of Preferred Stock, the granting or issue or sale shall be deemed to be an issue or sale for cash of the maximum number of shares of Additional Stock issuable (with the passage of time or otherwise) on exercise or conversion at the price per share determined under this subsection, and the Conversion Price for such series of Preferred Stock shall be adjusted as above provided to reflect (on the basis of that determination) the issue or sale. No further adjustment of the Conversion Price for such series of Preferred Stock shall be made as a result of the actual issuance of shares of Additional Stock on the exercise of any such rights or options or the conversion of any such convertible securities.

                    If such rights or options or convertible securities by their terms provide, with the passage of time or otherwise, for an increase in the amount of additional consideration payable to the corporation or decrease in the number of shares of Additional Stock issuable on such exercise or exchange (by change of rate or otherwise), the Conversion Price for the Series A, Series B, Series C, Series D and Series E Preferred Stock shall, when each such increase or decrease becomes effective, be readjusted to reflect the increase or decrease insofar as it affects rights of exercise or conversion which have not expired before that time.

                    If on the expiration of such rights or options or the rights of conversion of such convertible securities any of them shall not have been exercised, the Conversion Price for the Series A, Series B, Series C, Series D and Series E Preferred Stock shall be readjusted and shall thereafter be the same as it would have been had it originally been adjusted (or had the original adjustment not been required, as the case may be), on the basis that the only shares of Additional Stock so issued were the shares of Additional Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such convertible securities, and such shares of Additional Stock, if any, were issued or sold for the consideration actually received by the corporation on such exercise plus the consideration, if any, actually received by the corporation for granting all such rights or options or for issuing or selling all such convertible securities; provided that, no such readjustment shall have the effect of increasing the Conversion Price of any such series of Preferred Stock to the amount which exceeds the lower of: (i) the Conversion Price for such series of Preferred Stock on the original adjustment date with respect to such securities or (ii) the Conversion Price for such series of Preferred Stock that would have resulted between the original adjustment date with respect to such securities and such readjustment.

                    "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to this paragraph (b)(3)(ee)) by this corporation after the Original Issue Date other than:

                    (1) shares of Common Stock issued or issuable pursuant to a transaction described in paragraph (b)(3)(dd) hereof;

                    (2) up to 1,084,069 shares of Common Stock (or such greater number as is unanimously approved by action of the Board of Directors, which, if taken at a meeting, is taken at a meeting where all directors are present) issued or issuable to employees, officers and directors of, and consultants to, the corporation pursuant to any plan or arrangement approved by the Board of Directors of the corporation;

                    (3) shares of Common Stock issued or issuable upon conversion of the Series A, Series B, Series C, Series D or Series E Preferred Stock;

                    (4) shares of Common Stock issued or issuable in connection with the leasing or financing of equipment, approved by the Board of Directors of the corporation;

                    (5) shares of Series C Preferred Stock issued or issuable upon exercise of the warrants granted pursuant to the Secured Note and Warrant Purchase Agreement dated December 22, 1992, as amended, between the corporation and the Purchasers (as defined therein);

                    (6) shares of Common Stock issued or issuable upon exercise of the warrants granted pursuant to the Note and Warrant Purchase Agreement dated July 14, 1993, as amended, between the corporation and the Purchasers (as defined therein);

                    (7) shares of Series D Preferred Stock issued or issuable upon exercise of warrants, as amended, originally issued to America Online, Inc. and Comdisco Ventures;

                    (8) shares of Common Stock issued or issuable upon conversion of the Amended and Restated Subordinated Convertible Secured Promissory Notes issued to Kleiner Perkins Caufield & Byers VII and KPCB VII Founders Fund pursuant to the Secured Note Exchange Agreement dated as of January 31, 1995;

                    (9) 297,619 shares of Common Stock issued or issuable to Trase Miller in exchange for entering into a Technology License, Maintenance, Support and Development Agreement with this corporation;

                    (10) shares of the corporation's capital stock issuable upon conversion of the convertible promissory notes issued by the Company pursuant to that certain Convertible Promissory Note Agreement, dated on or about May 21, 1996, by and among the Company and the Purchasers (as defined therein) (the "Note Agreement"); and

                    (11) shares of Common Stock issuable upon exercise of the warrants issued by the Company pursuant to the Note Agreement.

               (ff) Adjustments for Reorganizations, Reclassifications, etc. If
                    -------------------------------------------------------
the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by reclassification or a merger or consolidation of this corporation with or into any other corporation or corporations in which the holders of the capital stock of this corporation then hold 50% or more of the voting securities of the surviving corporation (other than a transaction provided for elsewhere in this paragraph (b)(3) or in paragraph (b)(4)(bb)), the Conversion Price for each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be adjusted such that each series of the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders of Preferred Stock would otherwise have been entitled to receive, a number of shares of such other class or classes of stock or securities or other property equivalent to that which would have been subject to receipt by the holders of the number of shares of Common Stock that would have been issuable upon conversion of the Preferred Stock immediately before such event; and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price of any series of Preferred Stock) shall thereafter be applicable, as nearly as may be reasonable, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

               (gg) No Impairment. The corporation will not, by amendment of its
                    -------------
Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this paragraph (b)(3) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A, Series B, Series C, Series D and Series E Preferred Stock against impairment.

               (hh) Certificate as to Adjustments.  Upon the occurrence of each
                    -----------------------------
adjustment or readjustment of the Conversion Rate and Conversion Price for Series A, Series B, Series C, Series D or Series E Preferred Stock pursuant to this paragraph (b)(3), the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A, Series B, Series C, Series D and Series E Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Series A, Series B, Series C, Series D or Series E Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate and Conversion Price for each series at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series A, Series B, Series C, Series D and Series E Preferred Stock.

               (ii) Notices of Record Date. In the event of the establishment by
                    ----------------------
the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any Common Stock Equivalents or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the corporation shall mail to each holder of Series A, Series B, Series C, Series D and Series E Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or right.

               (jj) Reservation of Stock Issuable Upon Conversion. The
                    ---------------------------------------------
corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A, Series B, Series C, Series D and Series E Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A, Series B, Series C, Series D and Series E Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A, Series B, Series C, Series D and Series E Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               (kk) Notices.  Any notices required by the provisions of this
                    -------
paragraph (b)(3) to be given to the holders of shares of Series A, Series B, Series C, Series D and Series E Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation.

          (4)  Liquidation Preference.
               ----------------------

               (aa) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the corporation available for distribution to its shareholders, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $2.00 per share (as adjusted for stock dividends, stock splits, recapitalizations and the like) for each share of Series A Preferred Stock then held by them, and, in addition, an amount equal to all declared but unpaid dividends on the Series A Preferred Stock, the holders of the Series B Preferred Stock shall be entitled to receive out of the assets of the corporation available for distribution to its shareholders, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $2.00 per share (as adjusted for stock dividends, stock splits, recapitalizations and the like) for each share of Series B Preferred Stock then held by them, and, in addition, an amount equal to all declared but unpaid dividends on the Series B Preferred Stock, the holders of the Series C Preferred Stock shall be entitled to receive out of the assets of the corporation available for distribution to its shareholders, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $2.80 per share (as adjusted for stock dividends, stock splits, recapitalizations and the like) for each share of Series C Preferred Stock then held by them, and, in addition, an amount equal to all declared but unpaid dividends on the Series C Preferred Stock, the holders of the Series D Preferred Stock shall be entitled to receive out of the assets of the corporation available for distribution to its shareholders, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $4.20 per share (as adjusted for stock dividends, stock splits, recapitalizations and the like) for each share of Series D Preferred Stock then held by them, and, in addition, an amount equal to all declared but unpaid dividends on the Series D Preferred Stock, and the holders of the Series E Preferred Stock shall be entitled to receive out of the assets of the corporation available for distribution to its shareholders, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $9.00 per share (as adjusted for stock dividends, stock splits, recapitalizations and the like) for each share of Series E Preferred Stock then held by them, and, in addition, an amount equal to all declared but unpaid dividends on the Series E Preferred Stock. If upon the occurrence of such event the assets of the corporation available for distribution to its shareholders shall be insufficient to permit the payment to the holders of the Series A, Series B, Series C, Series D and Series E Preferred Stock of the full preferential amount for the Series A, Series B, Series C, Series D and Series E Preferred Stock, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the

Series A, Series B, Series C, Series D and Series E Preferred Stock (so that each holder receives the same percentage of the applicable preferential amount). After payment has been made to the holders of the Series A, Series B, Series C, Series D and Series E Preferred Stock of the full amounts to which they shall be entitled as aforesaid, the holders of shares of Common Stock shall be entitled to receive the amount of $0.50 per share (as adjusted for stock dividends, stock splits, recapitalizations and the like) for each share of Common Stock then held by them, or if sufficient assets of the corporation available for distribution to its shareholders are not available to make such payments in full, then a pro rata amount based on the number of shares of Common Stock then held. Any remaining assets of the corporation available for distribution to its shareholders shall be distributed ratably to the holders of the corporation's capital stock on a pro rata basis based upon the number of shares of Common Stock held by, or issuable upon conversion of any shares of any series of Preferred Stock held by, such holders.

               (bb) For purposes of this paragraph (b)(4), (i) any acquisition of the corporation by means of merger or other form of corporate reorganization in which outstanding shares of the corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction), (ii) any transaction or series of transactions within any three-month period pursuant to an agreement to which the corporation is a party (other than a registered public offering pursuant to which the Series A, Series B, Series C, Series D and Series E Preferred Stock is automatically converted into Common Stock pursuant to paragraph (b)(3)(aa)(ii) above) in which greater than fifty percent (50%) of the corporation's voting securities (on an as-converted-to-Common Stock basis) shall be transferred, or (iii) a sale of all or substantially all of the assets of the corporation, shall be treated as a liquidation, dissolution or winding up of the corporation and shall entitle the holders of Series A, Series B, Series C, Series D and Series E Preferred Stock to receive at the closing in cash or securities (valued as provided in paragraph (b)(4)(cc) below) amounts as specified in paragraph (b) (4)(aa) above.

               (cc) Whenever the distribution provided for in this paragraph
(b)(4) shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors.

               (dd) Each holder of an outstanding share of Series A, Series B, Series C, Series D or Series E Preferred Stock shall be deemed to have consented to distributions made by the corporation in connection with the repurchase of shares of Common Stock issued to or held by officers, directors, employees or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between the corporation and such persons.

                                   ARTICLE V

     The number of directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors.

                                  ARTICLE VI

     In the election of directors, each holder of shares of any class or series of capital stock of the Corporation shall be entitled to one vote for each share held. No stockholder will be permitted to cumulate votes at any election of directors.

                                  ARTICLE VII

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                 ARTICLE VIII

     The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.

                                  ARTICLE IX

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                   ARTICLE X

     The Corporation shall have perpetual existence.

                                  ARTICLE XI

     A. To the fullest extent permitted by the General Corporation Law of Delaware, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of Delaware is hereafter amended to authorize, with the approval of a corporation's stockholders, further reductions in the liability of the Corporation's directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

     B. Any repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

                                  ARTICLE XII

     A. To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits the Corporation to provide indemnification) though bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders, and others.

     B.   Any repeal or modification of any of the foregoing provisions of this
Article XII shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification."

                                  *    *    *

          The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation's Board of Directors and stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

     Executed at ____________________, California, on October __, 1997.


                                            ____________________________________
                                            Kenneth Pelowski
                                            President and Secretary